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                     July 17, 2023

       Cary Baker
       Chief Financial Officer
       Impinj, Inc.
       400 Fairview Avenue North
       Suite 1200
       Seattle, Washington 98109

                                                        Re: Impinj, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed February 13,
2023
                                                            File No. 001-37824

       Dear Cary Baker:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing